EXHIBIT 10.11

SEPARATION AGREEMENT
June 3, 2019
Revised June 5, 2019
Revised June 24, 2019

This Separation Agreement (“Agreement”) is made and entered into by and between Jesus Soto and Pacific Gas and Electric Company (the “Company” or “PG&E”) (collectively the “Parties”) and sets forth the terms and conditions of Mr. Soto’s separation from employment with the Company. The “Effective Date” of this Agreement is defined in paragraph 18(a).

1.Resignation. Mr. Soto shall resign from his position as Senior Vice President, Gas Operations effective June 8, 2019. His final day on the payroll shall be July 3, 2019 (for purposes of this Agreement, the “Date of Resignation”). Mr. Soto shall have until July 8, 2019 to accept this Agreement. Regardless of whether Mr. Soto accepts this Agreement, on July 3, 2019, he will be paid all salary or wages and vacation accrued, unpaid and owed to him as of that date, he will remain entitled to any other benefits to which he is otherwise entitled under the provisions of the Company’s plans and programs, and he will receive notice of the right to continue his existing health-insurance coverage pursuant to COBRA.

The benefits set forth in paragraph 2 below are conditioned upon Mr. Soto’s acceptance of this Agreement.

2.Separation benefits. In consideration of his acceptance of this Agreement, the Company will provide to Mr. Soto the following separation benefits:

a.Severance payment. Under the terms of the PG&E Corporation 2012 Officer Severance Policy, Mr. Soto’s severance payment amount is $920,000. (Nine Hundred Twenty Thousand Dollars). Following his execution of this Agreement as set forth in paragraph 18(a) below, provided Mr. Soto files a claim in the Company’s case under chapter 11 of the United States Bankruptcy Code pending in the U.S. Bankruptcy Court, Northern District of California (the “Bankruptcy Court”), In re PG&E Corporation and Pacific Gas and Electric Company (Case No. 19-30088) and such claim is allowed, the Company will treat such claim as provided in a plan of reorganization that is confirmed and becomes effective in such chapter 11 case (the “Plan”).

b.    Stock. Subject to the provisions of the Bankruptcy Code and any orders entered in the Company’s chapter 11 case, upon the date of resignation but conditioned on the occurrence of the Effective Date of this Agreement as set forth in paragraph 18(a) below, all unvested restricted stock unit grants and performance share grants provided to Mr. Soto under PG&E’s 2014 Long-Term Incentive Plan (“LTIP”), shall continue to vest, terminate, or be canceled as provided in the LTIP agreements.

c.    Career transition services. Subject to the provisions of the Bankruptcy Code and any orders entered in the Company’s chapter 11 case, for a maximum period of one year following July 3, 2019, the Company will provide Mr. Soto with executive career transition services from Lee Hecht Harrison, with total payments to the firm not to exceed $19,000 (Nineteen Thousand Dollars). Lee Hecht Harrison shall bill the Company directly for their services to Mr. Soto. Mr. Soto’s entitlement to services under this Agreement will terminate when he becomes employed, either by another employer or through self-employment other than consulting with the Company.

d.    Payment of COBRA premium. In addition to the severance payment described in paragraph 2(a), provided Mr. Soto files a claim in the Bankruptcy Court in the amount of $48,939 and such claim is allowed, the Company will treat such claim as provided in the Plan. The amount of such claim is the estimated value of his monthly COBRA premiums for the eighteen-month period commencing the first full month after the Date of Resignation.

3.Defense and indemnification in third-party claim. Subject to any restrictions resulting from the Company’s pending chapter 11 case, the Company and/or its affiliate, or subsidiary will provide Mr. Soto with legal representation and indemnification protection in any legal proceeding in which he is a party or is threatened to be made a party by reason of the fact that he is or was an employee or officer of the Company and/or its affiliate or subsidiary, in accordance with the terms of the resolution of the Board of Directors of PG&E dated July 19, 1995, any subsequent PG&E policy or plan providing greater protection to Mr. Soto, or as otherwise required by law.

4.Cooperation with legal proceedings. Mr. Soto will, upon reasonable notice, furnish information and reasonable assistance to the Company and/or its affiliate or subsidiary (including truthful testimony and document production) as may reasonably be required by them or any of them in connection with any legal, administrative or regulatory proceeding in which they or any of them is, or may become, a party, or in connection with any filing or similar obligation imposed by any taxing, administrative or regulatory authority having jurisdiction, provided, however, that the Company and/or its affiliate or subsidiary will pay all reasonable expenses incurred by Mr. Soto in complying with this paragraph.

5.Release of claims and covenant not to sue.

a.In consideration of the benefits the Company is providing under this Agreement, Mr. Soto, on behalf of himself and his representatives, agents, heirs and assigns, waives, releases, discharges and promises never to assert any and all claims, liabilities or obligations of every kind and nature, whether known or unknown, suspected or unsuspected that he ever had, now has or might have as of the Effective Date against the Company or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns. These released claims include, without limitation, any claims arising from or related to Mr. Soto’s employment with the Company, or any of its affiliates and subsidiaries, and the termination of that employment. These released claims also specifically include, but are not limited to, any claims arising under any federal, state and local statutory or common law, such as (as amended and as applicable) Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Labor Code, any other federal, state or local law governing the terms and conditions of employment or the termination of employment, and the law of contract and tort; and any claim for attorneys’ fees.

b.Mr. Soto acknowledges that there may exist facts or claims in addition to or different from those which are now known or believed by him to exist. Nonetheless, this Agreement extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, past or present, and Mr. Soto specifically waives all rights under Section 1542 of the California Civil Code which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

c.With respect to the claims released in the preceding paragraphs, Mr. Soto will not initiate or maintain any legal or administrative action or proceeding of any kind against the Company or its predecessors, affiliates, subsidiaries, shareholders, owners, directors, officers, employees, agents, attorneys, successors, or assigns, for the purpose of obtaining any personal relief, nor (except as otherwise required or permitted by law) assist or participate in any such proceedings, including any proceedings brought by any third parties.

6.Re-employment. Mr. Soto will not seek any future re-employment with the Company, or any of its subsidiaries or affiliates. This paragraph will not, however, preclude Mr. Soto from accepting an offer of future employment from the Company, or any of its subsidiaries or affiliates.

7.Non-disclosure.

a.    Mr. Soto will not disclose, publicize, or circulate to anyone in whole or in part, any information concerning the existence, terms, and/or conditions of this Agreement without the express written consent of the PG&E Corporation’s Chief Executive Officer or, as reasonably necessary to enforce the terms of this Agreement, unless otherwise required or permitted by law or if this Agreement is publicly filed with the Securities and Exchange Commission. Notwithstanding the preceding sentence, Mr. Soto may disclose the terms and conditions of this Agreement to his family members, and any attorneys or tax advisors, if any, to whom there is a bona fide need for disclosure in order for them to render professional services to him, provided that the person first agrees to keep the information confidential and not to make any disclosure of the terms and conditions of this Agreement unless otherwise required or permitted by law or if this Agreement is publicly filed with the Securities and Exchange Commission.

b.    Mr. Soto will not use, disclose, publicize, or circulate any confidential or proprietary information concerning the Company or its subsidiaries or affiliates, which has come to his attention during his employment with the Company, unless doing so is expressly authorized in writing by PG&E Corporation’s Chief Executive Officer, or is otherwise required or permitted by law. Nothing in this Agreement prohibits Mr. Soto from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

8.Non-Disparagement. The Parties agree to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions, which have or may reasonably have the effect of demeaning the name or business reputation of the other Party, or in the case of the Company, any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. Nothing in this paragraph 8 shall preclude either Party from fulfilling any legal duty it may have, including responding to any subpoena or official inquiry from any court or government agency, or from reporting possible violations of federal law or regulation to any governmental agency or regulatory authority, including but not limited to the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

9.No unfair competition.

a.For a period of 12 months after the Effective Date of this Agreement, Mr. Soto will not engage in any unfair competition against the Company, or any of its subsidiaries or affiliates.

b.For a period of 12 months after the Effective Date of this Agreement, Mr. Soto will not, directly or indirectly, solicit or contact for the purpose of diverting or taking away or attempt to solicit or contact for the purpose of diverting or taking away:

(1)	any existing customer of the Company or its affiliates or subsidiaries;

(2)
any prospective customer of the Company or its affiliates or subsidiaries about whom Mr. Soto acquired information as a result of any solicitation efforts by the Company or its affiliates or subsidiaries, or by the prospective customer, during Mr. Soto’s employment with the Company;

(3)	any existing vendor of the Company or its affiliates or subsidiaries;

(4)
any prospective vendor of the Company or its affiliates or subsidiaries, about whom Mr. Soto acquired information as a result of any solicitation efforts by the Company or its affiliates or subsidiaries, or by the prospective vendor, during Mr. Soto’s employment with the Company;

(5)
any existing employee, agent or consultant of the Company or its affiliates or subsidiaries, to terminate or otherwise alter the person’s or entity’s employment, agency or consultant relationship with the Company or its affiliates or subsidiaries; or

(6)
any existing employee, agent or consultant of the Company or its affiliates or subsidiaries, to work in any capacity for or on behalf of any person, Company or other business enterprise that is in competition with the Company or its affiliates or subsidiaries.

10.Material breach by Employee. In the event that Mr. Soto breaches any material provision of this Agreement, including but not necessarily limited to paragraphs 4, 5, 6, 7, 8 and/or 9 and fails to cure said breach upon reasonable notice, the Company will be entitled to recover any actual damages and to recalculate any future pension benefit entitlement without the additional credited age he received or would have received under this Agreement. Despite any breach by Mr. Soto, his other duties and obligations under this Agreement, including his waivers and releases, will remain in full force and effect. In the event of a breach or threatened breach by Mr. Soto of any of the provisions in paragraphs 4, 5, 6, 7, 8, and/or 9, the Company will, in addition to any other remedies provided in this Agreement, be entitled to equitable and/or injunctive relief and because the damages for such a breach or threatened breach will be difficult to determine and will not provide a full and adequate remedy, the Company will also be entitled to specific performance by Mr. Soto of his obligations under paragraphs 4, 5, 6, 7, 8, and/or 9.

11.Material breach by the Company. Mr. Soto will be entitled to recover actual damages in the event of any material breach of this Agreement by the Company, including any unexcused late or non-payment of any amounts owed under this Agreement, or any unexcused failure to provide any other benefits specified in this Agreement. In the event of a breach or threatened breach by the Company of any of its material obligations to him under this Agreement, Mr. Soto will be entitled to seek, in addition to any other remedies provided in this Agreement, specific performance of the Company’s obligations and any other applicable equitable or injunctive relief.

12. No admission of liability. This Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

13.Complete agreement. This Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior or contemporaneous negotiations, representations, agreements, or understandings between the Parties with respect to any such matters, whether written or oral (including any that would have provided Mr. Soto with any different severance arrangements). The Parties acknowledge that they have not relied on any promise, representation or warranty, express or implied, not contained in this Agreement. Parole evidence will be inadmissible to show agreement by and among the Parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement.

14.Severability. If any provision of this Agreement is determined to be invalid, void, or unenforceable, the remaining provisions will remain in full force and effect.

15.Arbitration. With the exception of any request for specific performance, injunctive or other equitable relief, any dispute or controversy of any kind arising out of or related to this Agreement, Mr. Soto’s employment with the Company (or with the employing subsidiary), the separation of Mr. Soto from that employment and from his positions as an officer and/or director of the Company or any subsidiary or affiliate, or any claims for benefits, rights under, or interpretation of this Agreement, will be resolved exclusively by final and binding arbitration using one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect, provided, however, that in rendering their award, the arbitrators will be limited to those legal rights and remedies provided for by law. The only claims not covered by this paragraph are any non-waivable claims for benefits under workers’ compensation or unemployment insurance laws, which will be resolved under those laws. Any arbitration pursuant to this paragraph will take place in San Francisco, California. The Parties may be represented by legal counsel at the arbitration but must bear their own fees for such representation in the first instance. The prevailing party in any dispute or controversy covered by this paragraph, or with respect to any request for specific performance, injunctive or other equitable relief in any forum, will be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees, except as prohibited or limited by law. The Parties specifically waive any right to a jury trial on any dispute or controversy covered by this paragraph. Judgment may be entered on the arbitrators’ award in any court of competent jurisdiction. Subject to the arbitration provisions of this paragraph, the sole jurisdiction and venue for any action related to the subject matter of this Agreement will be the California state and federal courts having within their jurisdiction the location of the Company’s principal place of business in California at the time of such action, and both Parties thereby consent to the jurisdiction of such courts for any such action.

16.Governing law. This Agreement will be governed by and construed under the laws of the United States and, to the extent not preempted by such laws, by the laws of the State of California, without regard to their conflicts of laws provisions.

17.No waiver. The failure of either Party to exercise or enforce, at any time, or for any period of time, any of the provisions of this Agreement will not be construed as a waiver of that provision, or any portion of that provision, and will in no way affect that party’s right to exercise or enforce such provisions. No waiver or default of any provision of this Agreement will be deemed to be a waiver of any succeeding breach of the same or any other provisions of this Agreement.

18.Acceptance of Agreement.

a.Mr. Soto was provided up to 21 days to consider and accept the terms of this Agreement but was advised he may execute this Agreement at his discretion prior to his Date of Resignation. He was also advised to consult with an attorney about the Agreement before signing it. The provisions of the Agreement are, however, not subject to negotiation. After signing the Agreement, Mr. Soto will have an additional seven (7) days in which to revoke in writing acceptance of this Agreement. To revoke, Mr. Soto will submit a signed statement to that effect to PG&E Corporation’s Chief Executive Officer before the close of business on the seventh day. If Mr. Soto does not submit a timely revocation, the Effective Date of this Agreement will be the eighth day after he has signed it.

b.Mr. Soto acknowledges reading and understanding the contents of this Agreement, being afforded the opportunity to review carefully this Agreement with an attorney of his choice, not relying on any oral or written representation not contained in this Agreement, signing this Agreement knowingly and voluntarily, and, after the Effective Date of this Agreement, being bound by its’ provisions.

Dated:	8/5/2019	PACIFIC GAS AND ELECTRIC COMPANY

		By:	/s/ DINYAR B. MISTRY

Dated:	7/8/2019		JESUS SOTO

/s/ JESUS SOTO